Exhibit 99.1

Citizens Community Bancorp, Inc. Reports Fiscal Fourth Quarter, Twelve Month 2014 Earnings,
Financial Results
Quarterly Performance Demonstrates Year-Over-Year Earnings Growth and Asset Quality Improvement

Eau Claire, WI, November 3, 2014 – Citizens Community Bancorp, Inc. (NasdaqGM: CZWI) (the "Company"), parent company of Citizens Community Federal N.A. (the “Bank”), a national banking association offering full-service retail banking and commercial lending, today announced unaudited financial results for the year and quarter ended September 30, 2014. The Bank's results reflected year-over-year earnings growth, an increase in non-interest income and improved asset quality. For the year ended, September 30, 2014, net income was $1.8 million or $0.34 per diluted share, compared with net income of $1.0 million or $0.20 per diluted share for the year ended September 30, 2013. To our knowledge, fiscal 2014 was the most profitable year in the history of the Company. Net income during the fiscal fourth quarter of 2014 was $601,000 or $0.11 per diluted share, compared with net income of $288,000 or $0.06 per diluted share during the fiscal fourth quarter of 2013.

Edward H. Schaefer, President and CEO, stated: "We are pleased with our fiscal 2014 financial performance, resulting in record earnings. We generated growth in noninterest income and were able to reduce our loan loss provision due to credit quality improvement. We continue to focus on the Bank’s most profitable markets and assets, trimming branch offices in 2014, with additional branch rationalization planned in coming periods. We opened a full-service facility in Rice Lake, Wisconsin in the first quarter of fiscal 2014, which contributed to growth and positive financial results during the year. We have announced plans to expand operations in 2015 in Mankato, Minnesota, another market which we believe has attractive growth prospects.”

Highlights

•
The increase in earnings during the fiscal fourth quarter and year ended, September 30, 2014, was primarily attributable to the increase in non-interest income, a decrease in interest expense and a lower provision for loan losses.

•
Net interest income increased $164,000 or 3.4% for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013. Net interest income increased $495,000 or 2.6% for the year ended September 30, 2014 compared to the year ended September 30, 2013, as the Bank continued to grow outstanding loan balances over their levels during fiscal 2013.

•
Total non-interest income derived from deposit products and loan fees, primarily commercial loan origination fees, increased 8.9% in the quarter ended September 30, 2014 and 12.0% in the year ended September 30, 2014, compared to the same periods in the previous year.

•
The Company’s provision for loan losses was $375,000 for the three months ended September 30, 2014, as compared to $728,000 for the three months ended September 30, 2013 and $1.9 million for the year ended September 30, 2014, as compared to $3.1 million for the year ended September 30, 2013. The allowance for loan losses, as a percent of total outstanding loans, slightly decreased at September 30, 2014, to 1.38% from 1.40% at September 30, 2013, due to loan growth. The Bank continues to maintain a separate restricted reserve account at 3% for any outstanding purchased indirect consumer loan balances. The allowance for loan losses, as a percent of total outstanding loans net of these purchased indirect consumer loans, was 1.49% as of September 30, 2014 and 1.47% as of September 30, 2013, respectively.

•	Total non-interest expense was $4.7 million for the fiscal fourth quarter ended September 30, 2014, compared with $4.6 million for the fiscal fourth quarter ended September 30, 2013.

•
The Bank continues to be well capitalized by accepted regulatory standards. The Bank's tier 1 capital to adjusted total assets ratio was 10.0% at September 30, 2014, compared with 9.9% at September 30, 2013. The Bank’s total capital to risk weighted assets ratio was 16.1% at September 30, 2014, compared with 16.3% at September 30, 2013.

•	Total assets increased $15.3 million to $569.8 million as of September 30, 2014 from $554.5 million at September 30, 2013, primarily due to an increase in loan receivables year-over-year.

•
Total loans increased $29.5 million to $470.4 million as of September 30, 2014, from $440.9 million at September 30, 2013, primarily due to commercial real estate loan growth, including agricultural lending growth of $26.5 million and indirect consumer loan growth of $28.6 million. These increases were partially offset by loan reductions in the form of payments, payoffs and problem loans being charged-off or transferred to foreclosed and repossessed assets, as well as a loan sale. In September 2014, the bank sold approximately $7.6 million in fixed rate longer term consumer real estate loans. Subsequent to the end of the fiscal year, the bank sold an additional $8.1 million in fixed rate longer term consumer real estate loans. Management believes these sale decisions better position the bank to increase profitability in a variety of interest rate scenarios.

•
Total deposits at September 30, 2014 increased to $449.8 million, compared with $447.4 million at September 30, 2013, primarily due to an increase in commercial and municipal deposits, mostly offset by the sale of deposits and runoff in the markets where branch closures took place. Management believes the municipal deposit account relationships provide the Bank more visibility within the communities it serves and also contributes to deposit portfolio diversification.

•
The Company's book value per share at September 30, 2014, rose to $11.09 compared with $10.51 at September 30, 2013, primarily reflecting the Company's growth and operations improvement between the periods.

As previously announced, the Bank closed two in-store branch offices and sold the loans and deposits from an additional in-store branch during the first half of fiscal 2014. Fees incurred, relating to these branch closures and the additional branch sale of loans and deposits, totaled $393,000. In October 2014, the Company announced the Bank's plans to close three additional branches in January 2015. Accelerated depreciation expense related to these additional branch closures totaled $139,000 during the quarter ended September 30, 2014. The combined branch closure and sale expenses incurred during the year ended September 30, 2014, totaled $532,000. Excluding these branch closure and sale costs, net income during the year ended September 30, 2014 was $2,102,200 or $0.40 per diluted share (non-GAAP) calculated (and reconciled to the nearest GAAP measurement) as follows:

Fiscal 2014, Twelve Months ended September 30, 2014
Net income after tax	$1,783,000	$1,783,000
Branch closure costs after tax ($532,000*.60)		319,200
Net income excluding branch closure costs		$2,102,200

Fiscal 2014, Twelve months ended September 30, 2014
Average fully diluted shares of common stock outstanding	5,196,706	5,196,706
Earnings per diluted share of common stock	$0.34	$0.40

"We believe the Company's year-end results demonstrate improvements in earnings with a stable net interest margin and operational efficiencies that will be realized during fiscal 2015. With the sale of the entire non-agency mortgage-backed securities portfolio completed during the fiscal second quarter of 2014, we look forward to a future of strong and consistent earnings," Schaefer explained. "Capital levels increased, even as we doubled our annual shareholder dividend to $0.04 per share during the fiscal year ended 2014. Our commercial lending and relationship banking efforts continue to expand as we offer new loan and deposit products."

Income Statement and Balance Sheet Overview

The Company reported total interest and dividend income of $6.1 million during each of the quarters ended September 30, 2014 and September 30, 2013. Interest expense declined to $1.1 million during the fiscal fourth quarter of 2014, compared with $1.3 million during the fiscal fourth quarter of 2013.

Net interest income before provision for loan losses was $5.02 million during the fiscal fourth quarter of 2014, compared to $4.86 million during the fiscal fourth quarter of 2013.

Non-interest income, including valuation losses, increased to $987,000 during the quarter ended September 30, 2014, compared with $906,000 during the same period of the prior fiscal year, mainly due to increases in loan fees and service charges.

Total non-interest expense increased $95,000 during the quarter ended September 30, 2014, compared with the quarter ended September 30, 2013, primarily reflecting accelerated depreciation expense related to the announced branch closures in January 2015. "Although we have made the decision to close some branches, we continue to analyze our market area and expand in places like Mankato, Minnesota, where we just announced plans for a new branch opening in 2015," Schaefer explained.

Net interest margin was 3.61% and the Bank's net interest spread was 3.54% as of September 30, 2014, compared with net interest margin of 3.62% and net interest spread of 3.51% at September 30, 2013. The average yield on interest bearing liabilities in the quarter ended September 30, 2014 was 0.85%, compared to 1.10% during the quarter ended September 30, 2013.

Total loans increased $29.5 million to $470.4 million as of September 30, 2014, from $440.9 million at September 30, 2013, primarily due to commercial real estate loan growth, including growth in agricultural lending of $26.5 million and indirect consumer loan growth of $28.6 million. These increases were partially offset by loan reductions in the form of payments, payoffs and problem loans being charged-off or transferred to foreclosed and repossessed assets, as well as the sale of fixed rate longer term consumer real estate loans described above.

Total deposits were $449.8 million as of September 30, 2014, compared with $447.4 million as of September 30, 2013, a slight increase between periods primarily due to an increase in commercial and municipal deposits that were mostly offset by the sale of deposits and runoff in the markets where branch closures took place.

The Company’s allowance for loan losses was $6.5 million at September 30, 2014, compared with $6.2 million at September 30, 2013. Non-accruing loans declined to $1.2 million at September 30, 2014, compared with $2.1 million at September 30, 2013. Net loans charged off for the year ended September 30, 2014 were $1.6 million, compared with $2.7 million for the same period in the prior year.

Non-performing loan balances as of September 30, 2014 decreased $1.0 million or 39.2% during the year ended September 30, 2014 from their balances at September 30, 2013. At September 30, 2014, the Company's allowance for loan losses to total non-performing loans was 410.5% compared to 237.0% as of September 30, 2013. Non-performing loans as a percentage of total loans improved from 0.59% as of September 30, 2013 to 0.34% as of September 30, 2014.

Loans 30 days or more past due were $2.8 million as of September 30, 2014, compared with $5.6 million as of September 30, 2013. As a ratio to total loans, past due loans declined to 0.58% at September 30, 2014 from 1.27% as of September 30, 2013.

At September 30, 2014, the Bank's total capital to risk weighted assets was 16.1%, tier 1 capital to risk weighted assets was 14.9% and tier 1 capital to adjusted total assets was 10.0%. All ratios exceeded regulatory standards as of the quarter end for a well-capitalized institution. The Company's book value per share was $11.09 per common share as of September 30, 2014, compared to $10.51 per common share as of September 30, 2013.

Schaefer concluded: “We believe our fiscal 2014 year end results are a continuation of the positive results generated by an increasingly productive asset base, and investing in our best growth opportunities. We introduced new products and services that have diversified both the loan and deposit portfolios, increased fee income and decreased nonperforming and delinquent loans. As always, our team is committed to driving shareholder value through increased earnings and to remaining a strong, stable, independent bank."

About the Company

Citizens Community Federal N.A., a wholly owned subsidiary of Citizens Community Bancorp, Inc., is a full-service national bank based in Altoona, Wisconsin, serving more than 50,000 customers in Wisconsin, Minnesota and Michigan through 23 branch locations, including 14 locations in Walmart Supercenters. The Company’s stock trades on the NASDAQ Global Market under the symbol “CZWI.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to consumer demand for the Bank’s products and services; the Bank’s ability to maintain current deposit and loan levels at current interest rates; competitive and technological developments; deteriorating credit quality, including changes in the interest rate environment reducing interest margins; prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; the Bank’s ability to maintain required capital levels and adequate sources of funding and liquidity; maintaining capital requirements may limit the Bank’s operations and potential growth; changes and trends in capital markets; competitive pressures among depository institutions; effects of critical accounting estimates and judgments; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board (FASB) or other regulatory agencies overseeing the Bank; the Bank’s ability to implement its cost-savings and revenue enhancement initiatives; legislative or regulatory changes or actions or significant litigation adversely affecting the Bank; fluctuation of the Company’s stock price; the Bank's ability to attract and retain key personnel; the Bank's ability to secure confidential information through the use of computer systems and telecommunications networks; and the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2013 filed with the Securities and Exchange Commission on December 9, 2013. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this report.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Contact: Mark Oldenberg, CFO
715-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets
September 30, 2014 (unaudited) and September 30, 2013 (derived from audited financial statements)
(in thousands, except share data)

	September 30, 2014	September 30, 2013
Assets
Cash and cash equivalents	$11,434	$17,601
Other interest-bearing deposits	245	1,988
Investment securities (at fair value of $70,997 and $79,695)	70,974	79,695
Non-marketable equity securities, at cost	5,515	3,300
Loans receivable	470,366	440,863
Allowance for loan losses	(6,506)	(6,180)
Loans receivable, net	463,860	434,683
Office properties and equipment, net	3,725	4,835
Accrued interest receivable	1,478	1,469
Intangible assets	161	218
Foreclosed and repossessed assets, net	1,050	1,028
Other assets	11,373	9,704
TOTAL ASSETS	$569,815	$554,521
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$449,767	$447,398
Federal Home Loan Bank advances	58,891	50,000
Other liabilities	3,864	2,938
Total liabilities	512,522	500,336
Stockholders' equity:
Common stock - $0.01 par value, authorized 30,000,000; 5,167,061 and 5,154,891 shares issued and outstanding, respectively	52	51
Additional paid-in capital	54,257	54,116
Retained earnings	4,049	2,473
Unearned deferred compensation	(223)	(169)
Accumulated other comprehensive loss	(842)	(2,286)
Total stockholders' equity	57,293	54,185
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$569,815	$554,521

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
Three and Twelve Months Ended September 30, 2014 and 2013
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Interest and dividend income:
Interest and fees on loans	$5,782	$5,789	$22,612	$23,201
Interest on investments	324	345	1,421	1,374
Total interest and dividend income	6,106	6,134	24,033	24,575
Interest expense:
Interest on deposits	910	1,147	3,615	4,791
Interest on borrowed funds	174	129	660	521
Total interest expense	1,084	1,276	4,275	5,312
Net interest income	5,022	4,858	19,758	19,263
Provision for loan losses	375	728	1,910	3,143
Net interest income after provision for loan losses	4,647	4,130	17,848	16,120
Non-interest income:
Total fair value adjustments and other-than-temporary impairment	—	(413)	(78)	(1,412)
Portion of gain (loss) recognized in other comprehensive loss (before tax)	—	406	—	615
Net (losses) gains on sale of available for sale securities	(19)	—	(168)	552
Net losses on available for sale securities	(19)	(7)	(246)	(245)
Service charges on deposit accounts	467	572	1,964	1,820
Loan fees and service charges	327	152	904	768
Other	212	189	794	708
Total non-interest income	987	906	3,416	3,051
Non-interest expense:
Salaries and related benefits	2,208	2,379	9,287	9,068
Occupancy	750	629	2,631	2,493
Office	397	144	1,499	1,223
Data processing	406	421	1,531	1,657
Amortization of core deposit intangible	14	14	57	56
Advertising, marketing and public relations	131	102	370	233
FDIC premium assessment	96	104	409	522
Professional services	276	247	552	707
Other	398	541	2,098	1,530
Total non-interest expense	4,676	4,581	18,434	17,489
Income before provision for income tax	958	455	2,830	1,682
Provision for income taxes	357	167	1,047	635
Net income attributable to common stockholders	$601	$288	$1,783	$1,047
Per share information:
Basic earnings	$0.12	$0.06	$0.35	$0.20
Diluted earnings	$0.11	$0.06	$0.34	$0.20
Cash dividends paid	$—	$—	$0.04	$0.02